UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported: November 6, 2008): November 6, 2008

NEW YORK & COMPANY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-32315	33-1031445
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 West 33rd Street
5th Floor
New York, New York 10001
(Address of Principal executive offices, including Zip Code)

(212) 884-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On November 6, 2008, the Company issued a press release announcing, among other things, that based on preliminary unaudited results for the third quarter ended November 1, 2008, it expects a loss per diluted share towards the mid-point of its previous guidance range of a loss of $0.08 to $0.12 per share.  The Company also indicated that this guidance does not include an anticipated charge of approximately $0.03 per diluted share related to the management change announced on October 22, 2008.

The Company further announced that it expects to end the third quarter with a strengthened balance sheet, including increased cash and lower inventory, as compared to the third quarter of fiscal year 2007.  The Company expects to end the quarter with more than $40 million in cash representing an increase of $25 million versus the third quarter of fiscal year 2007, zero borrowings under its revolving credit facility and reduced long-term debt versus the third quarter of fiscal year 2007.  Inventory per average store at cost is expected to be down approximately 10% versus the third quarter of fiscal year 2007.

The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibit

Exhibit No.	Description
99.1	Press release issued on November 6, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW YORK & COMPANY, INC.

/s/ Sheamus G. Toal
Date: November 6, 2008	Name:	Sheamus G. Toal
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued November 6, 2008